Exhibit 99.1

VIA NET.WORKS Receives Second 180-Day Extension From Nasdaq on Minimum Bid Price Requirement

AMSTERDAM, The Netherlands, Dec 15, 2004 — VIA NET.WORKS, Inc. (Nasdaq: VNWI; EASE) today announced that it received a letter from the Nasdaq Stock Market granting the company a second 180-day extension, to June 10, 2005, to regain compliance with Nasdaq’s minimum bid price requirement. In granting the extension, Nasdaq noted that VIA meets all other Nasdaq SmallCap Market listing standards.

On June 15, 2004, Nasdaq informed VIA that it had failed to meet Nasdaq’s continued listing requirement because its common stock had not traded above $1.00 per share for the previous 30 consecutive business days. The first 180- day extension stipulated that the share price must close at or above $1.00 per share for at least 10 consecutive trading days prior to the December expiration period. The new extension stipulates that the share price must close at or above $1.00 per share for at least 10 consecutive trading days prior to June 10, 2005.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) is a leading provider of business communication solutions to more than 135,000 small- and medium-sized businesses in Europe and the United States. Through the VIA, AMEN and PSINet Europe brands, the Group offers a comprehensive portfolio of business communications services, including hosting, security, connectivity, networks, voice and professional services. Website: http://www.vianetworks.com

SOURCE VIA NET.WORKS, Inc.

Investor Contact: Mike Geczi, +1-212-300-1801, Cell:

+1-917-439-8377, mgeczi@apcoworldwide.com, or Media Contact: Piers Schreiber,

+31-20-502-0026, Cell: +31-65-535-8087, pschreiber@vianetworks.com

http://www.vianetworks.com